Exhibit 99.1

PositiveID Corporation Presents Offer to Acquire Digital Angel Corporation at 60 Percent Premium

Complementary technologies would create new revenue opportunities and leader in unique medical and veterinary products including rapid medical testing for humans, animals and food safety applications

Merger is expected to be accretive to PositiveID stockholders with $35-$40 million in combined revenue

DELRAY BEACH, FL – September 16, 2010 – PositiveID Corporation (“PositiveID” or the “Company”) (NASDAQ: PSID) announced today that it has presented an offer to the Digital Angel Corporation (“Digital Angel”) (NASDAQ: DIGA) board of directors to purchase all the outstanding shares of Digital Angel common stock for $0.60 per share, representing a 60 percent premium to Digital Angel’s average closing price for the 20 trading days ending on September 14th.  Based upon this price, PositiveID proposes to exchange 0.67 share of its common stock for each outstanding share of Digital Angel. The merger is expected to be immediately accretive to PositiveID.

PositiveID believes the benefits of the proposed merger include:

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Marketing synergies: PositiveID believes that its healthcare development products and technologies would provide a new platform for growth for Digital Angel’s animal identification business and differentiate it from its competitors. Digital Angel’s animal identification business currently has a limited product offering. The Company believes its healthcare development products can be used for animal health and food safety applications, particularly its GlucoChip™ and virus detection system, making the combined company a leader in animal health and food safety.

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Expanded product line: PositiveID believes that having a larger product line would make it a more valuable supplier to its customer base. The combination of PositiveID's healthcare products under development, primarily focused on diabetes management and rapid virus detection, combined with Digital Angel’s animal identification business, a long-established leader in the industry, should make the combined company a more important vendor to its customers due to an expanded product offering.

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Expanded intellectual property: The combined company's portfolio of intellectual property would make it one of the leaders in the sector, providing it with a platform to continue to develop new products and enter strategic partnerships.

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Significant cost savings, accelerating the path to profitability: PositiveID believes the proposed merger would provide significant operating and financial synergies enabling the companies to eliminate approximately $2 million in duplicative costs.

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Improved competitive position through strengthened balance sheet: As of June 30, 2010, PositiveID had cash and cash equivalents of $5.4 million and no debt. The merger would also add approximately $35 million in annual revenue to PositiveID.

“We believe there are compelling benefits from the merger of PositiveID and Digital Angel. Combining the two companies would expand their product portfolios, increasing revenue opportunities and making Digital Angel a clear leader in animal health solutions and food safety, while simultaneously significantly reducing many of the public company expenses that each company currently incurs,” said Scott R. Silverman, Chairman and CEO of PositiveID. “We believe the merger will not only provide operating synergies to each business, but, importantly, provide greater value to the respective companies’ stockholders.”

Below is the text of the letter that PositiveID sent to Digital Angel’s Board of Directors:

September 15, 2010

VIA EMAIL AND OVERNIGHT DELIVERY

Board of Directors

Digital Angel Corporation

490 Villaume Avenue

South St. Paul, MN  55075

Attention: Daniel E. Penni, Chairman

Attention: Joseph J. Grillo, Chief Executive Officer

Dear Members of the Board:

I am writing to you, on behalf of the Board of Directors of PositiveID Corporation (“PSID”), to outline the terms on which PSID proposes to acquire all of the outstanding shares of capital stock of Digital Angel Corporation (“DIGA”). Over the last several months, we have made repeated attempts to engage in substantive discussions with you concerning a business combination, and we have been disappointed that you have not been willing to continue these conversations.  Specifically, you have advised that your Board of Directors decided not to pursue further discussions despite an offer representing a significant premium to DIGA’s current market capitalization.  We believe strongly that a combination between PSID and DIGA will offer significant value to DIGA and PSID stockholders. We are writing this letter to demonstrate both our enthusiasm for the proposed transaction and our commitment to pursue a combination with DIGA.

We understand that you have focused on a reorganization plan for almost 3 years now.  Nonetheless, DIGA’s price per share has declined significantly (over 90%) during that time frame.  We believe that a business combination with PSID at this time would result in superior benefits for DIGA stockholders, and that such benefits can be achieved more completely and quickly than under your continued reorganization plans, and with a higher degree of certainty. A business combination with PSID now creates certain value for DIGA stockholders (as further outlined below) and eliminates the risks associated with your ongoing reorganization, your continued Nasdaq-listing issues, and today's volatile business and market environment. We believe that our proposal is superior to any other alternative available to DIGA and its stockholders.

Subject to customary conditions and based on our review of publicly available information relating to DIGA, we are prepared to make an offer of $0.60 per share of DIGA, a 60% premium above the closing of DIGA’s common stock based on a 20 day average for the period ending on September 14, 2010, and translates to an exchange ratio of 0.67 shares of PSID for every outstanding share of DIGA.

We are committed to pursuing our proposal because of the significant opportunities that it will create for PSID as well as for all stockholders of DIGA. Our proposal is based on the following key elements:

—	Compelling Valuation: As shown above, we are valuing DIGA at a substantial premium to the recent and current stock price.

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Stock for Stock Exchange: Our proposal is to acquire all of the outstanding shares in DIGA in exchange for shares of PSID, thereby providing DIGA stockholders with improved liquidity, a premium of 60%, and an implied (additional) premium to PSID’s current price per share.

—	Improved Balance Sheet: The resulting combined company will have a stronger balance sheet than DIGA. PSID’s Form 10-Q for the period ended June 30, 2010 reflects cash of $5.4 million and no debt.

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Ready to Proceed: Due to the complementary nature of DIGA and PSID’s business and based on the work we have already performed and the resources we have committed, we are in a position to proceed with the proposed combination on an expeditious basis.

—	Operational Efficiencies: Eliminating redundant infrastructure and duplicative operating costs will improve the financial performance of the combined entity.

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Attractive Long-Term Solution for all Stockholders: Under the proposed transaction, DIGA can focus on long-term value creation within a better positioned organization. We believe that the management and employees of DIGA are important to both the integration of our businesses and the achievement of future success. We plan to continue to invest in the people at DIGA and therefore anticipate that there will be attractive career opportunities for employees of DIGA at the combined company.  Customers will benefit as the combined company will have an improved technology platform and will be able to offer an expanded range of products and services to customers.

We also believe that this investment can significantly enhance the value of PSID (which in turn will benefit DIGA stockholders) in the following ways:

—	DIGA brings a significant revenue stream (approximately $35M).

—	DIGA has complementary RFID and other identification technologies that can open new markets for PSID's product portfolio.

—	A reunion of the key intellectual property that will create opportunities in both the human and animal markets.

—	Eliminating redundant infrastructure and duplicative operating costs will improve the financial performance of the combined entity.

We have a high regard for DIGA's management team and believe that the management talent resident in our respective companies will enable the combined company to enhance value for the stockholders of the combined company. We look forward to discussing with you how to optimize the integration of our respective businesses and the best way to combine our management talent to successfully lead the combined company.

We are prepared to meet with you and your management team at your earliest convenience to commence discussions regarding our non-binding proposal for a business combination. We need to conduct only limited and confirmatory due diligence and will commit the resources needed to be able to negotiate and enter into a definitive merger agreement expeditiously.  In addition, since the merger consideration would consist of PSID common stock, we would provide DIGA the opportunity to conduct appropriate limited due diligence with respect to PSID.  We are prepared to deliver a draft merger agreement to you and begin discussion immediately.

In light of the significance of this proposal to your stockholders and ours, as well as our desire to avoid selective disclosures, we plan to release publicly the text of this letter tomorrow morning.

Due to the value represented by our proposal, we expect the DIGA Board to engage in a full review of our proposal.  We believe our proposal offers substantial value to the stockholders of both companies as outlined above, and we are committed to undertaking the necessary steps to seeing this transaction to completion.  My leadership team and I would be happy to meet with you and your Board at your earliest convenience. We hope that you and your Board share our enthusiasm and look forward to a prompt and favorable reply.

I look forward to discussing this with you.

Very truly yours,

/s/ Scott R. Silverman

Scott R. Silverman

Chairman and Chief Executive Officer

About PositiveID Corporation

PositiveID Corporation develops and markets healthcare and information management products through its RFID-based diagnostic devices and identification technologies, and its proprietary disease management tools. PositiveID operates in two main divisions: HealthID and ID Security. For more information on PositiveID, please visit www.PositiveIDCorp.com.

Statements about PositiveID’s future expectations, including, that (i) the merger is expected to be immediately accretive to PositiveID stockholders with $35-$40 million in combined revenue,  (ii) PositiveID's healthcare development products and technologies would provide a new platform for growth for Digital Angel’s animal identification business and differentiate it from its competitors, (iii) PositiveID's healthcare development products can be used for animal health and food safety applications, particularly its GlucoChip™ and virus detection system, making the combined company a leader in animal health and food safety, (iv) having a larger product line would make it a more valuable supplier to its customer base, and the combination of PositiveID's healthcare products under development combined with Digital Angel’s animal identification business should make the combined company a more important vendor to its customers due to an expanded product offering,  (v) the proposed merger would provide significant operating and financial synergies enabling the companies to eliminate approximately $2 million in duplicative costs, (vi) that the merger would also add approximately $35 million in annual revenue to PositiveID, (vii) combining the two companies would expand their product portfolios, increasing revenue opportunities and making Digital Angel a clear leader in animal health solutions and food safety, while simultaneously significantly reducing many of the public company expenses that each company currently incurs, (viii) the merger will not only provide operating synergies to each business, but, importantly, provide greater value to the respective companies’

stockholders, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on March 19, 2010, and the Company’s 10-Qs filed on May 6, 2010 and August 13, 2010, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, PositiveID plans to file with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus and other documents regarding the proposed transaction. The definitive proxy statement/prospectus will be mailed to stockholders of Digital Angel Corporation. INVESTORS AND SECURITY HOLDERS OF DIGITAL ANGEL ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by PositiveID through the Web site maintained by the SEC at http://www.sec.gov. Free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Investor Relations Department, PositiveID Corporation, 1690 South Congress Avenue, Delray Beach, Florida 33445.

PositiveID and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding PositiveID’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 19, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Contact:

Allison Tomek

561-805-8000

atomek@positiveidcorp.com

Dan Schustack

CEOcast

212-732-4300

dschustack@ceocast.com